Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Joe Weigel                                                                                                                                   August 6, 2014
Director of Marketing & Communications
(800) CELADON Ext. 7006
(317) 972-7006 Direct
jweigel@celadontrucking.com

CELADON GROUP REPORTS JUNE QUARTER AND FULL FISCAL YEAR RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and fiscal year ended June 30, 2014, the fourth fiscal quarter of the Company’s fiscal year ending June 30, 2014.

Revenue for the quarter increased 21.4% to $197.4 million in the June 2014 quarter from $162.6 million in the June 2013 quarter.  Freight revenue, which excludes fuel surcharges, increased 22.3% to $160.7 million in the June 2014 quarter from $131.4 million in the June 2013 quarter.  Net income increased $8.3 million to $15.5 million in the 2014 quarter from $7.2 million for the same quarter last year.  Earnings per diluted share increased to $0.65 in the June 2014 period from $0.31 for the same quarter last year.  Included in net income and earnings per share was approximately $8.8 million and $0.36 related to the sale of the minority ownership interest in Truckers, B2B, LLC in the 2014 quarter.

For the twelve months ended June 30, 2014, revenue increased 23.7% to $759.3 million in 2014 from $613.6 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 25.8% to $615.4 million in 2014 from $489.0 million for the same period last year. Net income increased 12.4% to $30.7 million in 2014 from $27.3 million for the same period last year.  Earnings per diluted share increased to $1.29 in 2014 from $1.17 for the same period last year.

Paul Will, President and Chief Executive Officer, made the following comments:   “We were pleased with the improvements we have seen in our operating metrics in the June 2014 quarter.  We have seen strong freight volumes and an increasing seated count at the end of the quarter, which has continued into the September 2014 quarter.  The June 2014 quarter was negatively impacted by approximately $1.4 million, or $0.03 per share, for severance and contractual buyouts primarily related to previous acquisitions as we continue to generate synergies and cost savings from the integration of these acquisitions.  Operations, maintenance and fuel expenses increased primarily due to the older equipment associated with our most recent acquisitions and aging equipment associated with our existing fleet, which will be improved significantly in future periods as we continue to refresh the tractor fleet.

“The average age of the Company’s tractor fleet, which includes tractors from recent acquisitions, has increased to 1.8 years as of June 2014.   We took delivery of 225 trucks during the second half of the June quarter and have on order 575 trucks to replace the acquisition equipment and continue to refresh the remaining fleet, which we expect will improve fuel economy and help bring down our overall maintenance costs to more historical levels.  Gains on sales of assets were $2.2 million in the June 2014 quarter compared with $0.6 million in the June 2013 quarter.

“We increased our average seated tractor count by 421, or 15%, to 3,191 in the June 2014 quarter compared to 2,770 in the June 2013 quarter, a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of expanding our recruiting efforts at terminal locations, having established a driving school that now has several locations and our acquisitions over the past year.  We believe this will position us well as truck capacity is being constrained by an extremely challenging driver market, as well as the increase in fleet failures due to higher equipment costs and a burdening government regulatory environment.  We believe the favorable freight trend will continue due to these factors.

“Our primary focus over the past year has been to expand our service offerings to our customers and grow our capacity of seated tractors, which has resulted in freight revenue growth for the June 2014 quarter of approximately 22% over the June 2013 quarter.  This growth strategy should position Celadon to better serve our customers now and especially in the near future as we believe truck capacity will continue to tighten for the truckload industry.  The business generated from acquisitions has been instrumental in our ability to add truck capacity and density in our current operating lanes.  Although we have incurred transition and integration costs in the June 2014 quarter, we believe these costs and future synergies related to these acquisitions should benefit Celadon in future quarters.

“Our average revenue per tractor per week increased $67, or 2.3%, to $3,001 in the June 2014 quarter, from $2,934 in the June 2013 quarter.  This was attributable to the increased tractor utilization and revenue per loaded mile during the June 2014 quarter.  Our average revenue per loaded mile increased to $1.62 per mile in the June 2014 quarter from $1.59 in the June 2013 quarter.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At June 30, 2014 we had $259.0 million of stockholders equity.  Our cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On August 6, 2014, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending September 30, 2014.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on October 17, 2014 to shareholders of record at the close of business on October 3, 2014.

Conference Call Information

An investor conference call is scheduled for Thursday, August 7 at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To pre-register for the call please follow the links on our website at http://investors.celadontrucking.com.  For those without internet access or unable to pre-register, please dial in by calling  1-866-652-5200 (or 1-412-317-6060) a few minutes prior to the start time.  A replay will be available through September 8 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the year ended
	June 30,		June 30,
	2014	2013	2014	2013

REVENUE:
Freight revenue	$160,662	$131,388	$615,411	$489,035
Fuel surcharge revenue	36,724	31,213	143,900	124,613
Total revenue	197,386	162,601	759,311	613,648

OPERATING EXPENSES:
Salaries, wages, and employee benefits	56,432	43,111	209,938	165,485
Fuel	44,391	34,124	171,695	143,807
Purchased transportation	43,334	35,953	173,940	125,741
Revenue equipment rentals	1,632	1,670	6,621	6,973
Operations and maintenance	12,334	8,979	49,709	32,669
Insurance and claims	4,900	4,267	19,252	15,251
Depreciation and amortization	13,425	14,763	57,843	50,767
Communications and utilities	1,733	1,384	6,409	5,408
Operating taxes and licenses	3,737	2,693	13,275	10,451
General and other operating	3,290	2,752	11,195	8,424
Total operating expenses	185,208	149,696	719,877	565,976

Operating income	12,178	12,905	39,434	48,672

Interest expense	1,227	1,188	5,071	4,931
Interest income	(4)	---	(12)	---
Other income, net	(15,295)	(315)	(15,996)	(994)
Income before income taxes	26,250	12,032	50,371	44,735
Income tax expense	10,743	4,788	19,690	17,471
Net income	$15,507	$7,244	$30,681	$27,264

Income per common share:
Diluted	$0.65	$0.31	$1.29	$1.17
Basic	$0.67	$0.32	$1.33	$1.20

Diluted weighted average shares outstanding	23,874	23,617	23,755	23,393
Basic weighted average shares outstanding	23,127	22,861	23,014	22,640

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2014 and June 30, 2013
(Dollars and shares in thousands except par value)

	(unaudited)
	June 30,	June 30,
ASSETS	2014	2013

Current assets:
Cash and cash equivalents	$15,508	$1,315
Trade receivables, net of allowance for doubtful accounts of $942 and $919 at June 30, 2014 and June 30, 2013, respectively	105,968	77,623
Prepaid expenses and other current assets	26,288	13,434
Tires in service	2,227	1,245
Equipment for resale	3,148	9,923
Income tax receivable	6,395	9,506
Deferred income taxes	7,651	4,342
Total current assets	167,185	117,388
Property and equipment	643,888	612,236
Less accumulated depreciation and amortization	151,059	115,366
Net property and equipment	492,829	496,870
Tires in service	2,720	1,785
Goodwill	22,810	17,730
Investment in joint venture	---	4,604
Other assets	5,271	2,785
Total assets	$690,815	$641,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$11,017	$10,401
Accrued salaries and benefits	13,902	11,197
Accrued insurance and claims	11,568	10,092
Accrued fuel expense	11,306	7,461
Other accrued expenses	33,453	20,070
Current maturities long term debt	3,690	---
Current maturities of capital lease obligations	67,439	25,669
Total current liabilities	152,375	84,890
Long-term debt	83,497	78,137
Capital lease obligations, net of current maturities	119,665	190,625
Deferred income taxes	76,275	61,821
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 24,060 and 23,887 shares at June 30, 2014 and June 30, 2013, respectively	794	788
Treasury stock at cost; 500 and 696 shares at June 30, 2014 and June 30, 2013, respectively	(3,453)	(4,811)
Additional paid-in capital	107,579	103,749
Retained earnings	160,068	131,224
Accumulated other comprehensive loss	(5,985)	(5,261)
Total stockholders' equity	259,003	225,689
Total liabilities and stockholders' equity	$690,815	$641,162

Key Operating Statistics

	For the three months ended		For the year ended
	June 30,		June 30,
	2014	2013	2014	2013
Average revenue per loaded mile (*)	$1.624	$1.592	$1.613	$1.571
Average revenue per total mile (*)	$1.439	$1.410	$1.419	$1.399
Average revenue per tractor per week (*)	$3,001	$2,934	$2,884	$2,883
Average miles per seated tractor per week(**)	2,086	2,081	2,032	2,061
Average seated line-haul tractors (**)	3,191	2,770	3,268	2,707
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$161,239	$136,871	$633,644	$530,503
Asset Light Revenue	16,760	11,928	58,430	43,960
Intermodal Revenue	11,113	6,980	38,846	22,432
Other Revenue	8,273	6,822	28,392	16,752
Total Revenue	$197,386	$162,601	$759,311	$613,647
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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